EXHIBIT 10.2

CONSENT AND THIRD AMENDMENT
TO
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This CONSENT AND THIRD AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”), is made and entered into as of March 6, 2011 (the “Effective Date”), by and among James River Coal Company, a corporation organized under the laws of Virginia (“JRCC”), and certain of JRCC’s Subsidiaries identified on the signature pages hereof, as borrowers (such Subsidiaries, together with JRCC, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”), and the other credit parties party hereto, identified on the signature pages hereof as Guarantors (together, the Borrowers and Guarantors, the “Credit Parties”), the Lenders (as hereinafter defined) party hereto, General Electric Capital Corporation (“GECC”), a corporation formed under the laws of Delaware, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the other Credit Parties signatory thereto, the financial institutions from time to time party thereto as lenders (collectively, the “Lenders”), the L/C Issuers from time to time party thereto, the Administrative Agent, the Collateral Agent, and the other agents and arrangers from time to time party thereto are parties to that certain Amended and Restated Revolving Credit Agreement, dated as of January 28, 2010 (as amended, restated, supplemented and otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders and the L/C Issuers have committed to make certain loans and other extensions of credit to the Borrowers upon the terms and conditions set forth therein; and

WHEREAS, the Borrowers have requested that the undersigned Lenders and the Administrative Agent agree to (a) grant their consent to the IRP Acquisition, the Securities Issuance, the Bridge Loan Facility (as such terms are defined below), and certain related matters, and (b) amend certain of the terms and provisions of the Credit Agreement as specifically set forth in this Agreement; and

WHEREAS, the undersigned Lenders and the Administrative Agent are prepared to grant such consent and to amend the Credit Agreement on the terms, subject to the conditions and in reliance on the representations set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.   Defined Terms.  Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as amended hereby).  As used herein, the following terms shall have the following meanings:

“Bridge Loan Documents” means each loan agreement, promissory note or other agreement, instrument or document evidencing or governing any of the terms of the Bridge Loan Facility, together with any security agreement, pledge, mortgage, collateral assignment or other collateral document evidencing or relating to any Liens at any time granted as security for the obligations of the Borrowers and the other Credit Parties in respect of the Bridge Loan Facility.

“Bridge Loan Facility” means a bridge loan facility to be provided to JRCC by Deutsche Bank AG Cayman Islands Branch, UBS Loan Finance LLC and/or a syndicate of one or more other lenders, on the terms and conditions set forth in the term sheet provided to the Administrative Agent on March 6, 2011, captioned “James River Coal Company, $375.0 million Senior Bridge Facility, Summary of Principal Terms and Conditions” (the “Bridge Loan Term Sheet”), the proceeds of which are to be used to finance a portion of the purchase price in respect of the IRP Acquisition and to pay related fees and expenses. The term “Bridge Loan Facility” as used herein includes any indebtedness in respect thereof that is subsequently converted into term loans or exchanged for term loans so converted, in each case by the holders of such indebtedness pursuant to the terms of the Bridge Loan Documents.  The Bridge Loan Facility shall (i) be in an aggregate principal amount not to exceed $375,000,000 at any time outstanding minus the aggregate amount of principal payments in respect thereof; (ii) have a final stated maturity date not earlier than March 15, 2012, subject to the obligation to repay the Bridge Loan Facility with proceeds of the Securities Issuance and mandatory prepayments permitted in accordance with this definition; (iii) have no scheduled amortization prior to the date that is six (6) months after the Maturity Date; (iv) have no mandatory repayments in cash from asset sales or casualty/condemnation proceeds prior to the date that is six (6) months after the Maturity Date, except to the extent net proceeds from such asset sales or casualty/condemnation proceeds go first to repay all outstanding the Revolving Loans and to cash collateralize any outstanding Letters of Credit as required pursuant to Section 3.02(a) of the Credit Agreement; (v) have no mandatory repayments from proceeds of any Revolving Loans, (vi) have an interest rate spread not higher than 13.5% per annum (exclusive of the 2.0% per annum default rate referenced in the Bridge Loan Term Sheet) above the reference rate (including the 1.5% “floor” rate referenced in the Bridge Loan Term Sheet) applicable from time to time under the Bridge Loan Documents; and (v) be repaid in full from the net proceeds of the Securities Issuance and cash on hand.

“Consent and Third Amendment” means that certain Consent and Third Amendment to Amended and Restated Revolving Credit Agreement dated as of March 6, 2011, among Borrowers, the Credit Parties party thereto, the Administrative Agent, the Collateral Agent and the Lenders party thereto.

“IRP Acquisition” means the acquisition by JRCC directly or indirectly (through one of JRCC’s Subsidiaries) of all of the equity interests of International Resource Partners LP (“Target”) and its subsidiaries (collectively, the “Acquired Business”) for a cash purchase price of up to $475 million (subject to adjustment in accordance with the terms of the Purchase Agreement) from Lightfoot Capital Partners, LP, Kayne Energy Development Company, Tortoise Capital Resources Corp., International Industries, Inc. and International Resource Partners GP LLC, on the terms and conditions set forth in the Purchase Agreement.

“Purchase Agreement” means that certain Purchase Agreement, dated as of March 6, 2011, by and among JRCC and/or one or more of JRCC’s Subsidiaries, Lightfoot Capital Partners, LP, Kayne Energy Development Company, Tortoise Capital Resources Corp., International Industries, Inc. and International Resource Partners GP LLC governing the terms of the IRP Acquisition, as amended or otherwise modified from time to time so long as such amendment or modification does not violate the terms of Section 6(f) of the Consent and Third Amendment.

“Securities Issuance” means the issuance and sale by JRCC of up to $700 million in aggregate principal amount or issuance price of unsecured senior notes (the “New Senior Notes”), convertible senior notes (the “New Convertible Senior Notes”) and/or Equity Interests consisting of common stock (the “New Common Stock”) in public offerings or in Rule 144A or other private placements.

2.   Consent.  Subject to the terms and conditions of this Agreement, the Administrative Agent and the undersigned Lenders hereby agree as follows:

(a)   Notwithstanding the restrictions on (i) acquisitions contained in Section 9.07 of the Credit Agreement and (ii) Indebtedness contained in Section 9.02 of the Credit Agreement, the Administrative Agent and the undersigned Lenders hereby agree that the Credit Parties and their Subsidiaries may consummate the IRP Acquisition, pursuant to which, among other things, JRCC and/or one or more of JRCC’s Subsidiaries will acquire all of the equity interests of Target and all of Target’s direct and indirect subsidiaries (hereinafter, collectively, the “Acquisition Transaction”);

(b)   Notwithstanding the restrictions on (i) the issuance of Equity Interests and Securities convertible into Equity Interests contained in Section 9.05 of the Credit Agreement and (ii) Indebtedness contained in Section 9.02 of the Credit Agreement, the Administrative Agent and the undersigned Lenders hereby agree that (A) JRCC may consummate the Securities Issuance, (B) the Subsidiaries of JRCC (including the Acquired Business) which are Credit Parties may guarantee JRCC’s obligations in respect of the New Senior Notes, the Convertible Senior Notes, and the Senior Notes, and (C) JRCC may apply the net cash proceeds from such Securities Issuance to (1) pay a portion of the purchase price in connection with the IRP Acquisition and related transactions fees and expenses in an aggregate amount not in excess of $21,500,000, (2) to fund payment of any tender offer or redemption of the Senior Notes by JRCC on or prior to the maturity date thereof, together with any fees and expenses relating thereto, provided that the Bridge Loan Facility has been paid in full on or prior to the closing of such tender offer or redemption, (3) notwithstanding the restrictions on prepayment of the Indebtedness contained in Section 9.02 of the Credit Agreement, to the extent any portion of the Bridge Loan Facility is outstanding, to (x) repay and or prepay the Bridge Loan Facility and related fees and expenses thereunder; provided that, in the case of the foregoing clauses (2) and (3), the Administrative Agent shall have received a certificate of a Senior Officer of the Borrowers, in form and substance satisfactory to the Administrative Agent, certifying and attaching calculations and projections demonstrating that, on a pro forma basis after giving effect to the incurrence of the Securities Issuance and the repayment of the Senior Notes and/or Bridge Loan Facility, as applicable, the Credit Parties shall have aggregate Availability plus unrestricted cash on hand (including any cash proceeds received from the Securities Issuance) in excess of seventy-five million Dollars ($75,000,000), on the date of such payment (it being understood that the provisions of this Section 2(b) shall supersede the provisions of Section 9.02 of the Credit Agreement to the extent of the matters set forth herein);

(c)   Notwithstanding the restrictions on Indebtedness contained in Section 9.02 of the Credit Agreement, the Administrative Agent and the undersigned Lenders hereby agree that (i) JRCC may enter into the Bridge Loan Facility pursuant to the Bridge Loan Documents, (ii) JRCC may apply the proceeds of loans made available under the Bridge Loan Documents to the payment of the purchase price in respect of the IRP Acquisition and related fees and expenses, (iii) the Subsidiaries of JRCC (including the Acquired Business) which are Credit Parties may guarantee JRCC’s obligations in respect of the Bridge Loan Facility, and (iv) notwithstanding the restrictions on Liens contained in Section 9.01 of the Credit Agreement, any Credit Party may grant Liens on their assets (including real property and personalty) to secure all of their respective obligations under the Bridge Loan Facility, provided (x) such Liens are “silent” and junior in priority to the Liens granted in favor of the Administrative Agent and Lenders to secure the Obligations, and (y) the collateral agent under the Bridge Loan Facility has entered into a intercreditor agreement with Administrative Agent in form and substance reasonably satisfactory to Administrative Agent and Required Lenders;

(d)   Notwithstanding the restrictions on Liens contained in Section 9.01 of the Credit Agreement, if the Bridge Loan Facility is secured by second priority liens to the extent permitted under Section 2(c) above, any Credit Party may grant Liens on their assets (including real property and personalty) to secure all of their respective obligations under the Senior Notes and the Indenture, together with the related modification of the Indenture in connection therewith provided (x) such Liens are “silent” and junior in priority to the Liens granted in favor of the Administrative Agent and Lenders to secure the Obligations (but such Liens may be secured on a pari passu basis with any junior priority Liens granted to secure the obligations of the Credit Parties under the Bridge Loan Facility), and (y) the collateral agent under the Indenture has entered into a intercreditor agreement with Administrative Agent in form and substance reasonably satisfactory to Administrative Agent and Required Lenders;

(e)   Notwithstanding the restrictions on (i) agreements prohibiting the creation or assumption of any Lien contained in Section 9.09 of the Credit Agreement and (ii) any consensual encumbrance or restriction of any kind on the ability to, (x) pay dividends or to make any other distribution on any shares of its Equity Interests, (y)  make loans or advances to any Credit Party, or (z) transfer any of its property or assets to any Credit Party, in each case, contained in Section 9.06 of the Credit Agreement, the Administrative Agent and the undersigned Lenders hereby agree that (A) the Bridge Loan Documents and/or any indenture governing the terms of the New Senior Notes or the New Convertible Senior Notes may contain  customary negative pledge clauses, provided that such negative pledge clauses do not at any time prohibit the grant of any Liens by any Credit Party or any Subsidiary of a Credit Party to secure the Obligations, and (B) the Bridge Loan Documents and/or any indenture governing the terms of the New Senior Notes or the New Convertible Senior Notes may contain customary restrictions on the ability of the Credit Parties to make intercompany loans, to pay dividends or to make other distributions on shares of their Equity Interests and to transfer assets, provided that (x) such restrictions do not prohibit the making of loans, dividends or other distributions to the Borrower and (y) such covenant restrictions are no more restrictive in any material respect than any similar restrictions set forth in any document or agreement governing or securing any Existing Debt;

provided that, in the case of each of the foregoing transactions (other than the transactions contemplated by clause (e) above) (hereinafter, the “Specified Transactions”), (i) both before and after giving pro forma effect to any Specified Transaction, no Default or Event of Default shall have occurred and be continuing and the Credit Parties shall otherwise be in compliance with the Credit Agreement (including, without limitation, Section 8.08 thereof); (ii) in the case of the IRP Acquisition, each of the conditions set forth in clauses (b), (e), (f) and (g) of the definition of the term “Permitted Acquisition” shall be satisfied; (iii) the IRP Acquisition shall have been consummated not later than September 1, 2011; (iv) the Administrative Agent shall have received, prior to the consummation of any such Specified Transaction, a certificate of an Authorized Officer of JRCC, in form and substance reasonably satisfactory to the Administrative Agent, certifying compliance with each of the requirements set forth in clauses (i) through (ii) above; and (v) the Administrative Agent shall have received copies of the documents executed and delivered in connection with such Specified Transaction.

3.   Amendments to the Credit Agreement.

(a)   The Credit Agreement is hereby amended by incorporating the defined terms set forth in Section 1 hereof into Section 1.01 of the Credit Agreement, in the correct alphabetical order.

(b)   The Credit Agreement is hereby further amended by deleting the definition of “Maturity Date” set forth therein and substituting in lieu thereof the following new definition:

“Maturity Date” means the earlier of (a) February 26, 2012 and (b) the maturity date or the becoming due, whether at stated maturity, acceleration or mandatory prepayment or otherwise (other than in connection with any mandatory prepayments or other repayment obligations of the Bridge Loan Facility upon the incurrence of the Securities Issuance to the extent expressly permitted under this Agreement, as amended by the Consent and Third Amendment), of the principal amount of the obligations in respect of any of the Bridge Loan Facility or any of the securities issued in connection with the Securities Issuance.

(c)   Annex A to the Credit Agreement is hereby amended by restating such Annex A in its entirety in the form attached hereto as Annex A.

4.   Affirmation and Acknowledgment of the Borrowers.  The Borrowers hereby ratify and confirm all of their Obligations to the Lenders, including, without limitation, the Loans, and the Borrowers hereby affirm their absolute and unconditional promise to pay to the Lenders all indebtedness, obligations and liabilities in respect of the Loans, the Letters of Credit, and all other amounts due under the Credit Agreement and the other Loan Documents as amended hereby.  The Borrowers hereby confirm that the Obligations are and remain secured pursuant to the Loan Documents and pursuant to all other instruments and documents executed and delivered by the Borrowers as security for the Obligations.

5.   No Other Waivers, Amendments or Consents.  Except for the consent expressly set forth and referred to in Section 2 and the amendments expressly set forth and referred to in Section 3 hereof, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.  Nothing in this Agreement is intended or shall be construed to be a novation of any Obligations or any part of the Credit Agreement or any of the other Loan Documents or to affect, modify or impair the continuity or perfection of the Administrative Agent’s Liens under the Credit Agreement and Loan Documents.

6.   Representations, Warranties and Covenants.  To induce the undersigned Lenders to enter into this Agreement, the Credit Parties hereby warrant, represent and covenant to and with to the Lenders and the Administrative Agent that: (a) this Agreement has been duly authorized, executed and delivered by the Credit Parties; (b) this Agreement and the Credit Agreement as amended hereby constitute legal, valid and binding obligations of the Credit Parties, enforceable in accordance with their respective terms; (c) after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing as of this date; (d) no approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Credit Parties of this Agreement or the Credit Agreement or any other Loan Document as amended hereby; (e) after giving effect to this Agreement, all of the representations and warranties made by the Credit Parties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Agreement (except to the extent that any such representations or warranties expressly referred to a specific prior date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement or the other Loan Documents); and (f) no Credit Party shall amend, modify or otherwise change, the Purchase Agreement or the Bridge Loan Term Sheet from the final forms provided to the Administrative Agent on or prior to the date of this Agreement, except any such amendments, modifications or changes pursuant to this clause that either individually or in the aggregate would not be materially less favorable to the interests of the Administrative Agent, the Collateral Agent, any Lender, any L/C Issuer or any Credit Party.  Any breach in any material respect by the Credit Parties of any of its representations, warranties and covenants contained in this Section 6 shall be an immediate Event of Default under the Credit Agreement.

7.   Conditions to Effectiveness.  This Agreement shall not become effective unless and until the Administrative Agent has received one or more counterparts of this Agreement, duly executed, completed and delivered by the Borrowers, the other Credit Parties and the Required Lenders. Upon the satisfaction of the conditions set forth in the immediately preceding sentence, this Agreement shall become effective as of the Effective Date.

8.   Reimbursement of Expenses.  The Borrowers hereby agree to reimburse the Administrative Agent on demand for all reasonable fees and reasonable out-of-pocket costs and expenses (including without limitation the reasonable and actual fees and expenses of its counsel) incurred by the Administrative Agent in connection with the negotiation, documentation and consummation of this Agreement and the other documents executed in connection herewith and the transactions contemplated hereby.

9.   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK FOR CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SAID STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

10.   Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by applicable law, the Borrowers hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

11.   Counterparts.  This Agreement may be executed in any number of several counterparts, all of which shall be deemed to constitute but one original and shall be binding upon all parties, their successors and permitted assigns.  Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.   Entire Agreement.  The Credit Agreement as amended through this Agreement embodies the entire agreement between the parties hereto relating to the subject matter thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

13.   No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

14.   No Third Party Reliance.  This Agreement is solely for the benefit of the parties signatory hereto, their successors and permitted assigns.  No waiver, consent or amendment pursuant to this Agreement may be relied upon by any third parties.

15.   Release.  The Credit Parties hereby remise, release, acquit, satisfy and forever discharge the Lenders, the Administrative Agent, the Collateral Agent, and the L/C Issuer and their respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders, the Administrative Agent, the Collateral Agent, or the L/C Issuer of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had or now has against the Lenders, the Administrative Agent, the Collateral Agent, and the L/C Issuer their respective agents, employees, officers, directors, attorneys and all persons acting or purporting to act on behalf of or at the direction of the Lenders or the Administrative Agent (“Releasees”), for, upon or by reason of any matter, cause or thing whatsoever arising from, in connection with or in relation to the Credit Agreement or any of the other Loan Documents (including this Agreement) through the date hereof.  Without limiting the generality of the foregoing, the Credit Parties waive and affirmatively agree not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest any conduct of the Lenders, Administrative Agent or other Releasees on or prior to the date hereof.

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IN WITNESS WHEREOF, the parties have caused this Consent and Third Amendment to Amended and Restated Revolving Credit Agreement to be duly executed by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWERS: JAMES RIVER COAL COMPANY By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

JAMES RIVER COAL SERVICE COMPANY By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

LEECO, INC. By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

TRIAD MINING, INC. By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

TRIAD UNDERGROUND MINING, LLC By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Member

BLEDSOE COAL CORPORATION By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

JOHNS CREEK ELKHORN COAL CORPORATION By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

BELL COUNTY COAL CORPORATION By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

JAMES RIVER COAL SALES, INC. By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

BLEDSOE COAL LEASING COMPANY By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

BLUE DIAMOND COAL COMPANY By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

MCCOY ELKHORN COAL CORPORATION By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

GUARANTORS: BDCC HOLDING COMPANY, INC. By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

EOLIA RESOURCES, INC. By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

SHAMROCK COAL COMPANY, INCORPORATED By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

JOHNS CREEK COAL COMPANY By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

JOHNS CREEK PROCESSING COMPANY By: /s/ Samuel M. Hopkins II Name: Samuel M. Hopkins II Title: Vice President

LENDER, ADMINISTRATIVE AGENT AND COLLATERAL AGENT: GENERAL ELECTRIC CAPITAL CORPORATION By: /s/ Daniel T. Eubanks Name: Daniel T. Eubanks Title: Duly Authorized Signatory

LENDERS:

GE CAPITAL COMMERCIAL INC.

By: /s/ Stephen F. Schroppe
Name: Stephen F. Schroppe
Title: Duly Authorized Signatory

UBS LOAN FINANCE LLC

By: /s/ Mary E Evans
Name: Mary E. Evans
Title: Associate Director

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

L/C ISSUER: UBS AG, STAMFORD BRANCH

By: /s/ Mary E Evans
Name: Mary E. Evans
Title: Associate Director

By: /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

ANNEX A

to

CREDIT AGREEMENT

LETTERS OF CREDIT

(a)   Conditions.  On the terms and subject to the conditions contained in the Agreement and this Annex A, Borrower Representative may request that one or more L/C Issuers Issue, in accordance with such L/C Issuers’ usual and customary business practices and for the account of the Borrowers, Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the date that is the thirtieth (30th) day prior to the Maturity Date, and each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this paragraph (f) below, to Issue Letters of Credit for the account of the Borrowers; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(i)   the aggregate amount of all Letter of Credit Usage shall exceed the least of (i) Sixty-Five Million Dollars ($65,000,000) (the “L/C Sublimit”), (ii) the Maximum Amount less the outstanding Revolving Advances at such time, or (iii) the Borrowing Base less the outstanding Revolving Advances at such time;

(ii)   the expiration date of such Letter of Credit (A) is not a Business Day, (B) is more than one year after the date of issuance thereof or (C) unless agreed to by the applicable L/C Issuer and the Agent, is later than the date that is the thirtieth (30th) day prior to the Maturity Date (it being understood that in the event the expiry date of any requested Letter of Credit would occur after the date that is the thirtieth (30th) day prior to the Maturity Date, from and after the date that is the thirtieth (30th) day prior to the Maturity Date, the Borrowers shall immediately Cash Collateralize the then Letter of Credit Usage in accordance with paragraph (h) below); provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (C) above; or

(iii)   (A) any fee due in connection with, and on or prior to, such Issuance has not been paid, (B) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (C) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Credit Parties or the Borrower Representative on their behalf, the documents that such L/C Issuer generally uses in the ordinary course of business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, GE Capital, if it shall be an L/C Issuer hereunder, may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.  For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in the Agreement and this Annex A have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Administrative Agent or the Required Lenders that any condition precedent contained in SECTION 5.02 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

If (i) any Lender is a Non-Funding Lender or the Administrative Agent determines that any of the Lenders is an Impacted Lender and (ii) the reallocation of that Non-Funding Lender’s or Impacted Lender’s Letter of Credit Usage to the other Lenders would reasonably be expected to cause the Letter of Credit Usage and Loans of any Lender to exceed its Commitment, taking into account the amount of outstanding Loans and expected advances of Loans as determined by the Administrative Agent, then no Letters of Credit may be issued or renewed unless the Non-Funding Lender or Impacted Lender has been replaced, the Letter of Credit Usage of that Non-Funding Lender or Impacted Lender have been cash collateralized, or the Commitments of the other Lenders have been increased by an amount sufficient to satisfy the Administrative Agent that all future Letter of Credit Usage will be covered by all Lenders who are not Non-Funding Lenders or Impacted Lenders.

(b)   Notice of Issuance.  The Borrower Representative shall give the relevant L/C Issuer and the Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. on the third Business Day prior to the date of such requested Issuance.  Such notice shall be made in writing or electronic transmission acceptable to such L/C Issuer (each such request, an “L/C Request”).

(c)   Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide the Administrative Agent, in form and substance satisfactory to the Administrative Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, and the Administrative Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (B) upon the request of the Administrative Agent (or any Lender through the Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the Letter of Credit Usage for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(d)   Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of the Agreement and this Annex A resulting in any increase in the Letter of Credit Usage, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Usage in an amount equal to its Pro Rata Share of such Letter of Credit Usage.

(e)   Reimbursement Obligations of the Borrowers.  The Borrowers agree to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrowers or the Borrower Representative receive notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below.  In the event that any L/C Issuer incurs any L/C Reimbursement Obligation which is not repaid by the Borrowers as provided in this clause (v) (or any such payment by the Borrowers is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Administrative Agent of such failure (and, upon receipt of such notice, the Administrative Agent shall notify each Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrowers with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Loans that are Base Rate Loans.

(f)   Reimbursement Obligations of the Lenders.  If no Lender is a Non-Funding Lender (or if the only Non-Funding Lender is the L/C Issuer that issued such Letter of Credit), upon receipt of the notice described in paragraph (e) above from the Administrative Agent, each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share of such Letter of Credit Usage.  If any Lender (other than the Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, that Non-Funding Lender’s Letter of Credit Usage shall be reallocated to and assumed by the other Lenders pro rata in accordance with their Pro Rata Share of the Loan (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata Share had been increased proportionately).  If any Lender (other than the Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, upon receipt of the notice described in paragraph (e) above from the Administrative Agent, each Lender that is not a Non-Funding Lender shall pay to the Administrative Agent for the account of such L/C Issuer its pro-rata share (increased as described above) of the Letter of Credit Usage that from time to time remain outstanding (the aggregate amount required to be funded pursuant to this sentence by such Lenders that are not Non-Funding Lenders in excess of the amount such Lenders would have otherwise been required to fund in accordance with the first sentence of this paragraph (f) in the event there were no Non-Funding Lenders is referred to as the “Aggregate Excess Funding Amount”); provided that no Lender shall be required to fund any amount which would result in the sum of its outstanding Loans and outstanding Letter of Credit Usage to exceed its Commitment.  By making such payment (other than during the continuation of an Event of Default under subsection 11.01(g) or 7.1(h)), such Lender shall be deemed to have made a Loan to the Borrowers, which, upon receipt thereof by such L/C Issuer, the Borrowers shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Usage in respect of the related L/C Reimbursement Obligations.  Such participation shall not otherwise be required to be funded.  Following receipt by any L/C Issuer of any payment from any Lender pursuant to this paragraph (f) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all duplicate payments received from Persons other than Lenders making payment on behalf of a Credit Party by such L/C Issuer with respect to such portion of such L/C Reimbursement Obligation.

(g)   Obligations Absolute.  The obligations of the Borrowers and the Lenders pursuant to paragraphs (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of the Agreement and this Annex A irrespective of (i) (A) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (B) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (C) any loss or delay, including in the transmission of any document, (ii) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other contractual obligation or transaction, or the existence of any other withholding, abatement or reduction, (iii) in the case of the obligations of any Lender, (A) the failure of any condition precedent set forth in SECTION 5.02 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (B) any adverse change in the condition (financial or otherwise) of any Credit Party and (iv) any other act or omission to act or delay of any kind of the Administrative Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph (g), constitute a legal or equitable discharge of any obligation of the Borrowers or any Lender hereunder.  No provision hereof shall be deemed to waive or limit the Borrowers’ right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(h)   Cash Collateral.

(i)   If Borrowers are required to provide cash collateral for all or any portion of the aggregate Letter of Credit Usage pursuant to the Agreement, including after the occurrence of an Event of Default, the Borrowers will pay to the Collateral Agent for the ratable benefit of the Agents, the L/C Issuers and the Lenders entitled thereto cash or cash equivalents acceptable to the Administrative Agent (“Cash Collateral”) in an amount equal to 105% of the amount of the aggregate Letter of Credit Usage to be cash collateralized (and any Borrowing Base Cash Collateral then posted with the Collateral Agent in accordance with the terms of this Agreement shall thereafter (1) upon the request of the Administrative Borrower, be deemed included in all such Cash Collateral and (2) to the extent included in such Cash Collateral, shall cease to be Borrowing Base Cash Collateral for all purposes of this Agreement and shall no longer be included in the calculation of the Borrowing Base).  The parties agree that the Collateral Agent is hereby authorized to transfer from the account(s) containing Borrowing Base Cash Collateral to the Cash Collateral Account, any Borrowing Base Cash Collateral that the Administrative Borrower shall request to be included in Cash Collateral hereunder.  Such Cash Collateral shall be held by the Collateral Agent and pledged to, and subject to the control of, the Collateral Agent, for the benefit of the Agents, the Lenders and the L/C Issuers entitled thereto, in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to the Administrative Agent.  The Borrowers hereby pledge and grant to the Collateral Agent, on behalf of the Agents, the Lenders and the L/C Issuers, a security interest in all such Cash Collateral and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Usage and other Obligations, whether or not then due.  The Agreement, including this Annex A, shall constitute a security agreement under applicable law.

(ii)   If any Letters of Credit shall for any reason be outstanding on the date that is the thirtieth (30th) day prior to the Maturity Date, the Borrowers shall do one or more of the following with respect to each such outstanding Letter of Credit (A) provide Cash Collateral therefor in the manner described in clause (h)(i) above, (B) cause such Letter of Credit and all guaranties thereof, if any, to be canceled and returned to each L/C Issuer, or (C) deliver to the applicable L/C Issuer a stand-by letter (or letters) of credit (each, a “Backstop Letter of Credit”) in guaranty of each outstanding Letter of Credit, which Backstop Letter of Credit meets all of the following requirements:  (x) each Backstop Letter of Credit shall have an expiry or termination date that is at least thirty (30) additional days later than the expiry or termination date of the corresponding Letter of Credit with respect to which the Backstop Letter of Credit is issued, (y) each Backstop Letter of Credit shall be in an amount equal to 105% of the maximum amount then available to be drawn under the outstanding Letter of Credit with respect to which the Backstop Letter of Credit is issued, (z) and each Backstop Letter of Credit shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to the Administrative Agent and the applicable L/C Issuer in their respective sole discretion.

(iii)   From time to time after funds are deposited as Cash Collateral by any Borrower, whether before or after the Maturity Date, the Administrative Agent may apply such funds then held by the Collateral Agent to the payment of any amounts, and in such order as the Administrative Agent may elect, as shall be or shall become due and payable by the Borrowers to the Agents, the Lenders and the L/C Issuers with respect to the Letter of Credit Usage and, upon the repayment or expiration of all amounts constituting Letter of Credit Usage, to any other Obligations of the Borrowers then due and payable.

(iv)   No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the Cash Collateral, except that upon the termination or expiry of all Letters of Credit and the payment of all amounts payable by the Borrowers to the Agents, the Lenders and the L/C Issuers in respect thereof, any remaining Cash Collateral shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to the Borrowers or as otherwise required by law.  Interest earned on Cash Collateral shall be held as additional collateral.

(i)   Fees and Expenses.  Borrowers agree to pay to the Administrative Agent for the benefit of Lenders, as compensation to such Lenders for the Letter of Credit Usage hereunder, (i) all costs and expenses incurred by the Agents or any Lender on account of each Letter of Credit, and (ii) the L/C Fee specified in SECTION 4.04 of the Agreement.  Such fee shall be paid to the Administrative Agent for the benefit of the Lenders in arrears, on the first day of each month and on the Maturity Date.  In addition, the Borrowers shall pay to each L/C Issuer directly, on demand and for its own account, a fronting fee equal to 0.25% of the maximum amount available to be drawn under each Letter of Credit (or such higher amount as may be required by such L/C Issuer) plus such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of a Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(j)   Indemnification; Nature of Lenders’ Duties.

(i)   In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless the Administrative Agent, the Collateral Agent, each L/C Issuer and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of the Administrative Agent, the Collateral Agent, any Lender or L/C Issuer seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of such indemnified person (as finally determined by a court of competent jurisdiction).

(ii)   As between the Administrative Agent, the Collateral Agent, any Lender and any L/C Issuer on the one hand and, on the other hand, the Credit Parties, the Credit Parties assume all risks of the acts and omissions of, or misuse of any Letter of Credit by, beneficiaries of any Letter of Credit.  In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither the Administrative Agent, the Collateral Agent, any Lender nor any L/C Issuer shall be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason, (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by any L/C Issuer under any Letter of Credit or guaranty thereof, such L/C Issuer shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof, (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher, (E) errors in interpretation of technical terms, (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof, (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof, and (H) any consequences arising from causes beyond the control of the Administrative Agent, the Collateral Agent, any Lender or any L/C Issuer.  None of the above shall affect, impair, or prevent the vesting of any of the Administrative Agent’s, the Collateral Agent’s, any Lender’s or any L/C Issuer’s rights or powers hereunder or under the Agreement.

(iii)   Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer.

(k)   Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit as in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document issued in connection with such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.